Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
NEONODE INC.

Neonode Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Law”), does hereby certify:

FIRST: The original name of the Corporation was SBE (DELAWARE), INC. The present name of the Corporation is Neonode Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 4, 1997.

SECOND: An Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on April 17, 2009; a Certificate of Amendment was filed on December 13, 2010; a Certificate of Amendment was filed on March 25, 2011; a Certificate of Correction was filed on February 29, 2012; a Certificate of Correction was filed on August 7, 2017; and a Certificate of Amendment was filed on October 6, 2017.

THIRD: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 245 of the Law, duly adopted and approved resolutions to restate the Amended and Restated Certificate. This Restated Certificate of Incorporation, as duly adopted and approved by the Board, only integrates and does not further amend the Amended and Restated Certificate.

FOURTH: The Amended and Restated Certificate is hereby restated as follows:

ARTICLE I.

The name of this Corporation is Neonode Inc.

ARTICLE II.

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is One Hundred One Million (101,000,000) shares, of which One Hundred Million (100,000,000) shares will be Common Stock, par value $0.001 per share, and One Million (1,000,000) shares will be Preferred Stock, par value $0.001 per share, of which 444,541 shares shall be designated as Series A Preferred Stock and 54,425 shares shall be designated as Series B Preferred Stock.

B. Series A Preferred Stock and Series B Preferred Stock

Subject to Article IV Section C below, a description of the respective classes of stock and a statement of the designations, preferences, voting powers (or the lack of voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Series A Preferred Stock and the Series B Preferred Stock are as follows:

Series A Preferred Stock

1. Dividends and Distributions. The holders of shares of Series A Preferred Stock will be entitled to participate with the holders of the Common Stock of the Corporation with respect to any dividends declared on the Common Stock in proportion to the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by them.

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock to be established by the Board of Directors of the Corporation (the “Senior Preferred Stock”), the holders of Series A Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of the ownership thereof, $0.001 for each share of Series A Preferred Stock then outstanding.

3. Voting. The holders of shares of Series A Preferred Stock shall have one vote for each share of Series A Preferred Stock held by them.

4. Conversion.

(i) Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series A Preferred Stock, each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from multiplying such share by the conversion rate for the Series A Preferred Stock that is in effect at the time of conversion (the “Conversion Rate”).

(ii) The Conversion Rate for the Series A Preferred Stock shall be 480.63 shares of Common Stock for each share of Series A Preferred Stock.

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(iii) Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series A Preferred Stock, each share of Series A Preferred Stock may be converted into share(s) of Common Stock at the option of the holder thereof.

Series B Preferred Stock

1. Dividends and Distributions. The holders of shares of Series B Preferred Stock will be entitled to participate with the holders of the Common Stock of the Corporation with respect to any dividends declared on the Common Stock in proportion to the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock held by them.

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary of involuntary, subject to the rights of the Series A Preferred Stock and any other series of Preferred Stock to be established by the Board of Directors of the Corporation (collectively, the “Senior Preferred Stock”), the holders of Series B Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of the ownership thereof, $0.001 for each share of Series B Preferred Stock then outstanding.

3. Voting. The holders of shares of Series B Preferred Stock shall have one vote for each share of Series B Preferred Stock held by them.

4. Conversion.

(i) Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series B Preferred Stock, each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock that results from multiplying such share by the conversion rate for the Series B Preferred Stock that is in effect at the time of conversion (the “Conversion Rate”).

(ii) The Conversion Rate for the Series B Preferred Stock shall be 132.07 shares of Common Stock for each share of Series B Preferred Stock.

(iii) Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series B Preferred Stock, each share of Series B Preferred Stock may be converted into share(s) of Common Stock at the option of the holder thereof.

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C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time or time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series is decreased in accordance with the foregoing sentence, the shares constituting such decrease will resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders of any class thereof, as the case may be, it is further provided that:

A.

(1) The management of the business and the conduct of the affairs of the corporation will be vested in its Board of Directors. The number of directors that will constitute the whole Board of Directors will be fixed exclusively by one or more resolutions adopted by the Board of Directors.

(2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors will be divided into three classes designated as Class I, Class II and Class III, respectively. Directors will be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors will expire and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Article, each director will serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

(3) Subject to the rights of the holders of any series of Preferred Stock, no director will be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of sixty-six and two thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors (the “Voting Stock”).

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(4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors will, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor has been elected and qualified.

(5) In the event that Section 2115(a) of the California Corporations Code is applicable to this corporation, then the following will apply:

(a) Every stockholder entitled to vote in any election of directors of this corporation may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit;

(b) No stockholder, however, may cumulate such stockholder’s votes for one or more candidates unless (A) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the corporation, prior to the voting, (B) the stockholder has given advance notice to the corporation of the intention to cumulative votes pursuant to the Bylaws, and (C) the stockholders has given proper notice to the other stockholders at the meeting, prior to voting, of such stockholder’s intention to cumulate such stockholder’s votes; and

(6) If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.

B.

(1) Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of sixty-six and two thirds percent (66-2/3%) of the then outstanding shares of the Voting Stock. The Board of Directors will also have the power to adopt, amend, or repeal Bylaws.

(2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

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(3) Following the filing with the Secretary of State of the State of Delaware of the Agreement and Plan of Merger effecting the merger between the corporation and SBE, Inc., a California corporation, no action will be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

(4) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (A) the Chairman of the Board of Directors, (B) the Chief Executive Officer, or (C) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (D) by the holders of the shares entitled to cast not less than sixty-six and two thirds percent (66-2/3%) of the votes at the meeting, and will be held at such place, on such date, and at such time as the Board of Directors fix therefor.

(5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation must be given in the manner provided in the Bylaws of the corporation.

ARTICLE VI.

A. A director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. Any repeal or modification of this Article VI will be prospective and will not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII.

A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of sixty-six and two thirds percent (66-2/3%) of the then outstanding shares of the Voting Stock, voting together as a single class, will be required to alter, amend or repeal Articles V, VI, and VII.

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by a duly authorized officer effective this 25th Day of April, 2018 and hereby affirms that the facts stated herein are true.

/s/ Lars Lindqvist
Name:	Lars Lindqvist
Title:	Vice President, Finance, Chief Financial Officer,
Treasurer and Secretary

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